Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the _________ day of June, 2016 between Salon Media Group, Inc., a Delaware corporation (the “Company”), and Jordan Hoffner (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on the date this Agreement is signed and dated by all parties (the “Commencement Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and Agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Employment.

(a)     Term. This Agreement is not for any specified term, and the Executive’s employment is at-will. Either the Executive or the Company may terminate this Agreement at any time with or without notice for any reason or no reason at all.

(b)     Position and Duties; Indemnification. The Executive shall serve as the Chief Executive Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position. Upon commencement of employment, the Executive shall be appointed to serve as a member of the Board and shall be recommended for reelection to the Board for so long as he serves as Chief Executive Officer. In addition, the Executive may serve on other boards of directors, advisory boards or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board; provided that in the case of the Executive’s serving on the board of directors of any organization that is competitive with the Company, the Board must approve of such activity in advance of the Executive joining such board. The Company shall enter into an indemnification agreement with the Executive containing mutually agreeable indemnification language consistent with CA Labor Code Section 2802.

2.     Compensation and Related Matters.

(a)     Base Salary. During the Term, the Executive’s annual base salary shall be $300,000. The Executive’s base salary shall be redetermined annually by the Board or the Compensation Committee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)     Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time.

(i)

EBITDA Bonus. Executive shall be paid an annual cash bonus of no less than 15% of the EBITDA (determined in accordance with the Company’s financial statements) in excess of $1 million of EBITDA (after taking into account bonuses paid to Company employees) as determined by the Compensation Committee. Any such incentive compensation shall not be prorated for partial years and shall be paid no later than 60 days following the last day of the fiscal year to which such bonus relates.

(ii)	Discretionary Bonus. The Board or the Compensation Committee may also pay the Executive additional cash bonuses in its sole discretion.

(c)     Equity Compensation. As a material inducement to the Executive accepting employment with the Company, effective on the Commencement Date, the Executive shall be granted an option to purchase 12,654,318 shares 1 of Common Stock of the Company (which equates to 15% of the Company’s fully diluted capitalization post grant and post option pool increase) (the “Option”). The Option shall be granted pursuant to the terms and conditions of the Company’s 2014 Stock Incentive Plan and/or outside of such equity plan as an “inducement award.” The shares subject to the Option shall vest in equal monthly installments over a four-year period commencing on the Commencement Date.  The Option shall have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant. In the event of a Change in Control (save and except for a Change in Control resulting from a sale of the Company’s shares by John Warnock to William Hambrecht’’2), such Option (and any other equity awards then held by the Executive) shall accelerate and vest in full immediately prior to such Change in Control. The Executive shall be eligible to receive additional equity compensation in the future under the Company’s equity incentive plan as determined by the Board or the Compensation Committee from time to time. In addition, the Executive shall be granted an additional option to purchase shares of the Company’s Common Stock as soon as possible following the Company’s first completed equity financing that occurs after the Commencement Date, subject to the Board’s approval of the price at which the Company’s equity securities are sold in such financing transaction, such that the goal of the Executive’s beneficial ownership of the Company following such financing will be for the Executive to have the right to purchase no less than 15% of the Company’s fully diluted capitalization post grant. Any such new option shall have an exercise price equal to the then fair market value of the Common Stock on the date of grant and shall be subject to the terms of the Company’s 2014 Stock Incentive Plan.

(d)     Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

2 For the avoidance of doubt, a sale of the Company’s shares by John Warnock to William Hambrecht will not constitute a Change in Control and will not result in any acceleration or vesting of the Executive’s equity award.

(e)     Other Benefits. During his employment, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(f)     Paid Time Off. The Executive shall be entitled to unlimited paid time off in accordance with the terms of the Company’s PTO policy in effect. For the avoidance of doubt, the Executive will not be entitled to accrue any vacation.

3.     Compensation Upon Termination.

(a)     For the purpose of this Agreement, “Date of Termination” shall mean:

(i)	if the Executive’s employment is terminated by his death, the date of his death;

(ii)	if the Executive’s employment is terminated on account of disability or, involuntarily by the Company, the date on which notice of termination is given;

(iii)	if the Executive’s employment is terminated by the Executive, the date on which a notice of termination is given to the Company.

(b)     For the purpose of this Agreement, “Change in Control” shall mean:

(i)

any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities;

(ii)

a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or

(iii)	a sale of all of the assets of the Company.

(c)     Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(d)     Involuntarily Termination related to a Change in Control. In addition to the payments described in Section 3(c), in the event the Executive’s employment is terminated on account of a Change in Control of the Company as defined in Section 3(b), Executive will be (i) paid a lump sum cash severance amount equal to one year’s Base Salary and (ii) will be reimbursed for one year’s payments of COBRA premiums to the extent the Executive elects to continue participating in Company benefits.

4.     Section 409A.

(a)     Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)     All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)     To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)     The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

5.     Section 280G. In the event that any amount of compensation paid or provided by the Company to or for the benefit of the Executive, calculated in a manner consistent with Section 280G of the Code (the “Aggregate Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments will be reduced (but not below zero) so that the sum of such Aggregate Payments shall be $1.00 less the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments will be reduced in the following order (in reverse chronological order): (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) non-cash forms of benefits; and (4) equity-based payments and acceleration. For purposes hereof, “After Tax Amount” means the amount of the Aggregate Payments less all federal, state and local income, excise and employment taxes imposed on the Executive’s receipt of the Aggregate Payments. The determination of whether the Aggregate Payments will be reduced pursuant to this section shall be made by a nationally recognized accounting firm selected by the Company and consented to by the Executive.

6.     Arbitration. The parties agree that any dispute arising out of or relating to the Executive’s employment or the termination thereof, or this Agreement or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. Any such arbitration will be held in San Francisco, California. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

7.     Legal Fees. The Company shall reimburse the Executive for up to $2,500 for any legal fees incurred by the Executive in connection with the negotiation of this Agreement.

8.     Integration. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior Agreements between the parties concerning such subject matter.

9.     Withholding. All payments made by the Company to the Executive under this Agreement shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.

10.     Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after the termination of his employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

11.     Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.     Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

13.     Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.     Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

15.     Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16.     Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

17.     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18.     Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

SALON MEDIA GROUP, INC.

By:
Its:

EXECUTIVE

Jordan Hoffner

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